Exhibit 10.1
Execution Copy
AMENDMENT TO EMPLOYMENT AGREEMENT
          This First Amendment to Employment Agreement (the “Amendment”) is effective as of October 28, 2008, by and between MakeMusic, Inc. (“MakeMusic”), and John Paulson (“Executive”). Capitalized terms used but not defined herein shall have the meanings as set forth in the Employment Agreement (as defined below).
RECITALS:
A. Net4Music, which has been renamed and is now MakeMusic, Inc., and Executive are parties to a certain Employment Agreement dated October 19, 2000 (the “Employment Agreement”).
B. MakeMusic and Executive wish to amend the Employment Agreement as set forth herein.
C. In consideration of the foregoing and the terms and conditions set forth below, MakeMusic and Executive hereby agree as follows:
AGREEMENTS:
     1. Title. Section 2.01 of the Employment Agreement is hereby amended to provide that effective as of December 6, 2007, MakeMusic employs Executive as Co-Chief Executive Officer.
     2. Duties. Section 2.02(a) of the Employment Agreement is hereby amended to specify that Executive’s duties and responsibilities shall be determined by MakeMusic’s Board of Directors and that any material change in Executive’s duties and responsibilities shall be subject to Executive’s consent, which consent shall not be unreasonably withheld.
     3. Base Salary. The third sentence of Section 2.04 of the Employment Agreement is hereby deleted in its entirety and replaced with the following: Future adjustments, if any, in annual base salary will be as mutually agreed upon by the Executive and MakeMusic’s Board of Directors.
     4. Paid Time Off. Section 2.06 of the Employment Agreement is hereby amended to clarify that Executive is entitled to five (5) weeks paid time off per calendar year and that such paid time off shall be subject to MakeMusic’s paid time off policies as they may exist from time to time.
     5. Compensation Upon Termination of Executive’s Employment. Sections 3.02(d) and 3.02(e) of the Employment Agreement are hereby deleted in their entirety and replaced with the following:
     (d) If termination occurs pursuant to subparagraph 3.01(f), Executive shall receive cash payments equal to Executive’s annual base salary in effect at the time of termination of employment. Such payments shall be paid to Executive monthly over the course of a one-year period; provided, however, that notwithstanding anything in this Agreement to the contrary, if any of the payments described in this Paragraph 3.02 are subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”) and MakeMusic determines that Executive is a “specified employee” as defined in Code Section 409A as of the date of Executive’s termination of employment, such payments shall not be paid or commence earlier than the first day of the seventh month following the date of Executive’s termination of employment. As a condition to Executive’s receipt of such payments, Executive shall be required to execute, return, comply with and not rescind a full and final release of any and all claims in favor of MakeMusic. Such release agreement shall be prepared by MakeMusic.
     (e) All payments made to Executive under this Paragraph 3.02 shall be reduced by amounts (i) required to be withheld in accordance with federal, state and local laws and regulations in effect at the time of payment, or (ii) owed to MakeMusic by Executive for any amounts advanced, loaned or misappropriated. Such offset shall be made in the manner permitted by and shall be subject to the limitations of all applicable laws, including but not limited to Code Section 409A, and the regulations, notices and other guidance of general applicability issued thereunder.
     6. Return of MakeMusic Property and Information. Sections 3.03 and 4.03 of the Employment Agreement are hereby amended to clarify that Executive’s obligations under such Sections may be triggered at any time upon MakeMusic’s request.
     7. Term. Section 10.05 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:
     10.05 Term. This Agreement shall be effective from October 19, 2000, to and including October 18, 2001 at which time the Agreement and Executive’s employment with MakeMusic will be automatically renewed for a consecutive one-year term, unless Executive’s employment is terminated pursuant to Article III or the Parties have negotiated a new or amended employment agreement or either Party has provided the other with written notice 90 calendar days prior to the expiration of the term.
     8. Survival of Provisions. Section 10.07 is hereby added to the Employment Agreement to provide the following:
     10.07 Survival of Provisions. The Parties agree that Articles 4 — 10 of this Agreement shall survive termination of this Agreement and termination of Executive’s employment for any reason.
     9. Code Section 409A. Section 10.08 is hereby added to the Employment Agreement to provide the following:
     10.08 Code Section 409A. Notwithstanding anything in this Agreement to the contrary, MakeMusic expressly reserves the right to amend this Agreement without Executive’s consent to the extent necessary to comply with Code Section 409A, as it may be amended from time to time, and the regulations, notices and other guidance of general applicability issued thereunder.
     10. Full Force and Effect. Except as amended by this Amendment, all provisions of the Employment Agreement continue in full force and effect.
     11. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute one and the same Amendment.
[Signature Page Follows]

          In Witness Whereof, the Parties have duly executed and delivered this First Amendment to Employment Agreement effective as of the date first above written.

Executive:
By:	/s/ John Paulson
	Name:	John Paulson

Company: MakeMusic, Inc.
By:	/s/ Michael Skinner
	Name:	Michael Skinner
	Title:	Chairman of the Compensation Committee

[Signature Page to Amendment No. 1 to Paulson Employment Agreement]

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